Exhibit 21.1
SUBSIDIARIES OF PORTRAIT CORPORATION OF AMERICA, INC.

Name	Jurisdiction of Formation
PCA LLC	Delaware
PCA Finance Corp.	Delaware
PCA Photo Corporation of Canada, Inc.	North Carolina
PCA National of Texas, L.P. (1)	Texas
American Studios, Inc.	North Carolina
American Studios de Mexico, S.A. de C.V. (2)	Mexico
PCA National LLC	Delaware
Photo Corporation of America	North Carolina
PCA de Mexico S.A. de C.V. (3)	Mexico
PCA of Argentina, S.A.	Argentina
PCA International Deutschland Management GmbH	Germany
PCA International (UK) Limited	United Kingdom
Hometown Threads LLC	Delaware

(1)	PCA Photo Corporation of Canada, Inc. is the sole limited partner of PCA National of Texas, L.P., and PCA National LLC is the sole general partner.

(2)	One share of the 50,000 outstanding shares of American Studios de Mexico, S.A. de C.V. is held by a third-party due to requirements of Mexican law. The other shares are held by American Studios, Inc.

(3)	One share of the 50,000 outstanding shares of PCA of Mexico S.A. de C.V. is held by a third-party due to requirements of Mexican law. The other shares are held by PCA LLC.